SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 18, 2007
VENDINGDATA CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-32161 (Commission File Number)	91-1696010 (I.R.S. Employer Identification Number)
6830 Spencer Street
Las Vegas, Nevada 89119
(Address of principal executive offices)
(702) 733-7195
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 3.02 Unregistered Sales of Equity Securities
     On January 18, 2007, VendingData Corporation (the “Company”) completed the sale of certain of its securities to Elixir Group Limited, a Hong Kong company (“Elixir”). Pursuant to a Securities Purchase Agreement dated October 11, 2006 between the Company and Elixir, the Company sold to Elixir, for the aggregate price of $2.65 million, one million shares of the Company’s common stock and warrants to purchase an additional 16 million shares of common stock. The warrants are exercisable at exercise prices ranging from $2.65 to $5.50 per share for a period of 36 months beginning on March 31, 2007. The warrants are non-transferable, except to certain affiliates of Elixir. Pursuant to the Securities Purchase Agreement, Elixir is entitled to appoint one person to the Company’s Board of Directors, and will be able to appoint a replacement director if such seat on the Board becomes vacant at any time. Upon the exercise of any of the warrants, Elixir will be entitled to appoint to the Board a number of directors proportionate to its equity ownership in the Company, determined on a fully diluted basis.
     The Securities Purchase Agreement includes customary representations, warranties, and covenants by Elixir and the Company, and an indemnity from the Company. The transactions contemplated by the Securities Purchase Agreement were approved by the Company’s stockholders at an annual meeting of stockholders of the Company held on December 28, 2006.
     Pursuant to the Securities Purchase Agreement, if at any time Elixir believes in its sole discretion that it is or may be subject to a material regulatory examination, review, process or other requirement relating to its ownership of the Company’s securities, and the examination, review, process or requirement may subject Elixir or its affiliates to licensing or gaming regulations in the United States, and Elixir believes in its sole discretion that it is or will be unable to cooperate or comply with such examination or requirements without an unreasonable amount of time, expense or effort, Elixir may transfer ownership of the affected securities to a voting trust. For this purpose, a probity or suitability review or process by federal or state gaming regulators in the United States will be considered a material regulatory requirement. If Elixir believes in its sole discretion, after taking into account the time, expense and effort, that transferring its securities to a voting trust would not be commercially advisable or would not resolve the issue, and the material regulatory requirement is continuing, the Company will use its best efforts to assist Elixir to sell its securities to a third party as expeditiously as possible for an aggregate amount of not less than the sum of $2,650,000 plus the exercise price of any warrants acquired by Elixir at closing and subsequently exercised. If such sale cannot be completed within 90 days, the Company will use its best efforts to repurchase all of the securities issued to Elixir pursuant to the Securities Purchase Agreement for an aggregate amount equal to that described in the preceding sentence. Any repurchase by the Company will be subject to the good faith determination by the Company’s Board of Directors that the repurchase is not inconsistent with the Board’s fiduciary duties to the Company’s shareholders.
     Until January 25, 2007, the exercise period of the warrants may be extended at Elixir’s request; however, the expiration date may not be extended beyond December 31, 2010, and except as described below the initial exercise date may not be extended. If, prior to the date that the warrants first become exercisable, the Company enters into a transaction with a party other than Elixir or its affiliates that will result in a change of control of the Company, then (i) upon consummation of the transaction, warrants to purchase 4,000,000 shares of the Company’s common stock at $2.65 per share shall become immediately exercisable, and (ii) all remaining warrants will be cancelled. In addition, if Elixir, an affiliate of Elixir or the holder of any warrant breaches any material obligation under the Securities Purchase Agreement or the relevant warrant, and the breach is not remedied within 90 days of receiving written notice of the breach from the Company, the Company may cancel all or any portion of the warrants that are unexercised at the end of the 90 day cure period.

     The exercise price of the warrants and the number of shares issuable pursuant to the warrants are subject to adjustment for stock splits, dividends, rights offerings and other dilutive events. In addition, the number of shares of common stock for which the warrants may be exercised is subject to adjustment if the Company issues shares of its common stock, or securities convertible into or exchangeable for shares of its common stock at a price less than the volume-weighted average price (“VWAP”) on the date of issuance. Such an adjustment will be made every time the Company issues common stock as a price below the VWAP.
     In connection with the closing of the transactions under the Securities Purchase Agreement, the Company also entered into a Registration Rights Agreement with Elixir. The Registration Rights Agreement requires the Company to file a selling shareholder registration statement with the SEC within 30 days following the closing of the transactions described in the Securities Purchase Agreement, for purposes of registering the resale of the shares of the Company’s common stock issued to Elixir pursuant to the transaction, including all shares that are issued, or may be issued, upon exercise of the warrants. Pursuant to the Registration Rights Agreement, the holders of the securities are also entitled to certain demand and piggyback registration rights.
     On January 18, 2007, the Company issued a press release announcing the close of the sale of securities to Elixir. A copy of the press release is filed as Exhibit 99.1 to this report.
Item 9.01 Financial Statements and Exhibits
(c) The following exhibits are filed as exhibits to this Current Report on Form 8-K:

Exhibit No.	Description	Method of Filing
99.1	Press Release	Filed electronically herewith

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENDINGDATA CORPORATION
Dated: January 23, 2007	/s/ Mark Newburg
Mark R. Newburg, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
99.1	Press Release	Filed electronically herewith